Exhibit 99.1

KYNDRYL REPORTS SECOND QUARTER FISCAL 2026 RESULTS

●	Revenues for the quarter ended September 30, 2025 total $3.7 billion, pretax income is $98 million, and net income is $68 million

●	Adjusted EBITDA is $641 million, adjusted pretax income is $123 million, and adjusted net income is $89 million
●	Company reaffirms fiscal 2026 outlook
●	Company announces additional $400 million share repurchase authorization

NEW YORK, November 4, 2025 – Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today released financial results for the quarter ended September 30, 2025, the second quarter of its 2026 fiscal year.

“Our second quarter performance reflects the momentum we’re building across key growth priorities – Kyndryl Consult, alliances with hyperscalers and other leading technology providers, and our innovative services in AI, cloud and security. We expect activity to strengthen in the second half of fiscal 2026, supported by our pipeline and the constructive discussions we’re having with new and existing customers,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

“With our deep expertise in mission-critical services and our AI-powered Kyndryl Bridge platform, we continue to help our customers realize greater value from their modernization and AI-related technology investments, fueling innovation and driving stronger business outcomes. Looking ahead, we remain committed to our multi-year objectives and to prudent capital allocation, including our significantly expanded share repurchase program.”

Results for the Fiscal Second Quarter Ended September 30, 2025

For the second quarter, Kyndryl reported revenues of $3.7 billion, down 1% year-over-year on a reported basis and down 3.7% in constant currency. Similar to the first quarter, the year-over-year constant-currency revenue comparison reflects the Company’s progress in reducing inherited no-margin and low-margin third-party content in customer contracts, as well as longer sales cycles, partially offset by growth in other areas. The Company reported pretax income of $98 million, a year-over-year increase of $103 million compared to a pretax loss of $5 million in the prior-year period. Net income was $68 million, or $0.29 per diluted share, in the quarter, compared to a net loss of $43 million, or ($0.19) per diluted share, in the prior-year period. Cash flow from operations was $147 million, a decrease of $2 million compared to the prior-year period.

Adjusted pretax income was $123 million, a $78 million increase compared to adjusted pretax income of $45 million in the prior-year period, reflecting contributions from Kyndryl’s three-A initiatives – Alliances, Advanced Delivery and Accounts. Adjusted net income was $89 million, or $0.38 per diluted share, compared to adjusted net income of $3 million, or $0.01 per diluted share, in the prior-year period. Adjusted EBITDA was $641 million, a 15% year-over-year increase. Free cash flow was $22 million.

Signings for the trailing twelve months ended September 30, 2025 were $15.6 billion, exceeding trailing twelve months’ revenue of $15.0 billion.

“We continued to advance our strategic and financial goals while maintaining attractive margins across our operations and on our new signings,” said David Wyshner, Kyndryl’s Chief Financial Officer. “We remain focused on expanding our scope with customers, sustaining our margin momentum, and achieving our fiscal 2028 objectives, which include generating more than $1 billion in free cash flow. Through our disciplined approach and operational rigor, we will continue to be tenacious in creating value for our customers and shareholders.”

Share Repurchase Authorization

The Company today announced that its Board of Directors has authorized a $400 million increase in its share repurchase program. This authorization is in addition to the $300 million buyback program announced in November 2024, under which the Company has repurchased 7.3 million shares of stock, representing 3% of its outstanding shares, at a cost of $249 million as of September 30, 2025. The program does not have a set expiration date and may be suspended, modified or discontinued at any time without prior notice.

Recent Developments

●	Hyperscaler-related revenue – In the second quarter, as part of Kyndryl’s Alliances initiative, the Company generated $440 million in revenue tied to cloud hyperscaler alliances, a 65% year-over-year increase, and is now positioned to exceed its initial hyperscaler revenue target of $1.8 billion for fiscal 2026.
●	Strong projected margin on recent signings – In the quarter, the projected pretax margin associated with signings was in the high-single-digit range, in line with recent quarters, demonstrating the Company’s ability to build expected profit into its services contracts.
●	Double-digit growth in Kyndryl Consult – In the second quarter, Kyndryl Consult revenues grew 28% year-over-year. Kyndryl Consult signings have grown 11% over the last twelve months.
●	Incremental contribution from three-A’s initiatives – The Company’s Advanced Delivery initiative, focused on AI-enabled automation through our Kyndryl Bridge operating platform, and its Accounts initiative to address relationships with substandard margins continued to drive earnings growth and margin expansion in the quarter.
●	Artificial intelligence – Kyndryl is continuing to expand its AI-related capabilities by establishing technology hubs in England, France and Singapore and, most recently, launching an AI Innovation Lab in India. Through the Kyndryl Agentic AI Framework, the Company is enabling enterprise customers to develop and deploy AI solutions at scale and in security-rich environments. A quarter of Kyndryl’s signings already contain AI-related content.

●	Share repurchases – The Company repurchased 2.9 million shares of its common stock at a cost of $89 million in the second quarter, under the $300 million share repurchase program authorized in November 2024.

Reaffirms Fiscal Year 2026 Outlook

Kyndryl reaffirms its outlook for its fiscal 2026, which runs from April 2025 to March 2026:

●	Adjusted pretax income of at least $725 million, representing a year-over-year increase of at least $243 million.
●	Adjusted EBITDA margin of approximately 18%, representing a year-over-year increase of approximately 130 basis points.
●	Free cash flow of approximately $550 million, reflecting cash taxes of approximately $175 million.
●	Constant-currency revenue growth of 1%.

The Company’s full-year outlook reflects second-half revenue that is expected to be stronger than first-half revenue, driven by a larger revenue contribution from opening backlog, accelerated growth in Kyndryl Consult and hyperscaler-related revenue, and a record pipeline of in-process deals.

Earnings Webcast

Kyndryl’s earnings call for the second fiscal quarter is scheduled to begin at 8:30 a.m. ET on November 5, 2025. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on November 5, 2025. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services, offering advisory, implementation and managed service capabilities to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the Company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,”

“expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell additional services to customers; failure to meet growth and productivity objectives and maintain our capital allocation strategy; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, geopolitical, public health and other conditions; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements and changes in laws, regulations and policies in the U.S. and countries where the Company and its customers do business, including with respect to tariffs, taxes and other controls on imports or exports; adverse effects from tax matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of October 2025.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin, net debt, free cash flow and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues	$3,721	$3,774	$7,464	$7,513

Cost of services	$2,920	$3,024	$5,867	$5,958
Selling, general and administrative expenses	659	647	1,305	1,304
Workforce rebalancing charges	19	39	44	74
Transaction-related costs	—	—	—	21
Interest expense	20	25	39	52
Other expense	5	44	18	44
Total costs and expenses	$3,622	$3,779	$7,274	$7,454

Income (loss) before income taxes	$98	$(5)	$190	$59
Provision for income taxes	30	38	66	91
Net income (loss)	$68	$(43)	$124	$(32)

Earnings per share data
Basic earnings (loss) per share	$0.29	$(0.19)	$0.54	$(0.14)
Diluted earnings (loss) per share	0.29	(0.19)	0.52	(0.14)

Weighted-average basic shares outstanding	230.6	231.6	230.4	231.1
Weighted-average diluted shares outstanding	235.9	231.6	237.5	231.1

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended September 30,		Year-over-Year Growth
			As	Constant
Segment Results	2025	2024	Reported	Currency
Revenue
United States	$899	$960	(6%)	(6%)
Japan	581	604	(4%)	(5%)
Principal Markets	1,334	1,318	1%	(3%)
Strategic Markets	906	892	2%	(2%)
Total revenue	$3,721	$3,774	(1%)	(4%)
Adjusted EBITDA
United States	$195	$159
Japan	123	94
Principal Markets	210	187
Strategic Markets	142	138
Corporate and other	(28)	(22)
Total adjusted EBITDA	$641	$557

	Six Months Ended September 30,		Year-over-Year Growth
			As	Constant
Segment Results	2025	2024	Reported	Currency
Revenue
United States	$1,810	$1,946	(7%)	(7%)
Japan	1,160	1,174	(1%)	(5%)
Principal Markets	2,690	2,633	2%	(2%)
Strategic Markets	1,804	1,761	2%	0%
Total revenue	$7,464	$7,513	(1%)	(3%)
Adjusted EBITDA
United States	$391	$292
Japan	238	177
Principal Markets	407	428
Strategic Markets	306	258
Corporate and other	(53)	(42)
Total adjusted EBITDA	$1,288	$1,113

	September 30,	March 31,
Balance Sheet Data	2025	2025
Cash and equivalents	$1,331	$1,786
Debt (short-term and long-term)	3,127	3,172

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Six Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$124	$(32)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	384	276
Depreciation of right-of-use assets	147	154
Amortization of transition costs and prepaid software	613	647
Amortization of capitalized contract costs	231	205
Amortization of acquisition-related intangible assets	14	17
Stock-based compensation	50	49
Deferred taxes	(17)	17
Net (gain) loss on asset sales and other	—	(14)
Change in operating assets and liabilities:
Right-of-use assets and liabilities (excluding depreciation)	(173)	(145)
Workforce rebalancing liabilities	(1)	(13)
Receivables	6	193
Accounts payable	(328)	(237)
Taxes	23	(31)
Deferred costs (excluding amortization)[1]	(1,697)	(852)
Other assets and other liabilities[1]	645	(133)
Net cash provided by operating activities	$22	$101

Cash flows from investing activities:
Capital expenditures	$(272)	$(256)
Proceeds from disposition of property and equipment	51	54
Acquisitions and divestitures, net of cash acquired	1	(46)
Other investing activities, net	26	7
Net cash used in investing activities	$(196)	$(241)

Cash flows from financing activities:
Debt repayments	$(70)	$(73)
Common stock repurchases	(151)	—
Common stock repurchases for tax withholdings	(89)	(24)
Other financing activities, net	(1)	(5)
Net cash used in financing activities	$(310)	$(101)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$30	$17
Net change in cash, cash equivalents and restricted cash	$(453)	$(224)

Cash, cash equivalents and restricted cash at beginning of period	$1,789	$1,554
Cash, cash equivalents and restricted cash at end of period	$1,336	$1,330

Supplemental data
Income taxes paid, net of refunds received	$92	$89
Interest paid on debt	$58	$60

1 Includes $938 million non-cash offsetting increases in deferred costs and other liabilities related to an extended and amended multi-year software license in the six months ended September 30, 2025.

Net cash provided by (used in) operating activities was $147 million in the three months ended September 30, 2025 and ($124) million in the three months ended June 30, 2025.

Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. Moreover, we use certain of these non-GAAP financial metrics in measuring performance under our executive compensation plans.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income (loss) excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings (loss) per share will differ from such shares used to calculate diluted earnings (loss) per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Free cash flow is defined as cash flows from operating activities (GAAP), less net capital expenditures. Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments, less net capital expenditures. Management uses free cash flow and adjusted free cash flow as measures to evaluate our operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe these metrics are useful supplemental financial measures to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free cash flow and adjusted free cash flow are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP.

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings to monitor the performance of the business, as a measure of customer engagement and our ability to drive growth.

Reconciliation of net income (loss)
to adjusted pretax income,
adjusted EBITDA, adjusted net	Three Months Ended		Six Months Ended
income and adjusted EPS	September 30,		September 30,
(in millions, except per share amounts)	2025	2024	2025	2024
Net income (loss) (GAAP)	$68	$(43)	$124	$(32)
Provision for income taxes	30	38	66	91
Pretax income (loss) (GAAP)	$98	$(5)	$190	$59
Charges related to ceasing to use leased/fixed assets and lease terminations	—	10	—	20
Transaction-related costs	—	—	—	21
Stock-based compensation expense	26	25	50	49
Amortization of acquisition-related intangible assets	7	10	14	17
Other adjustments[1]	(9)	5	(4)	(27)
Adjusted pretax income (non-GAAP)	$123	$45	$251	$138
Interest expense	20	25	39	52
Depreciation of property, equipment and capitalized software	193	150	384	276
Amortization of transition costs and prepaid software	306	337	613	647
Adjusted EBITDA (non-GAAP)	$641	$557	$1,288	$1,113
Net income (loss) margin	1.8%	(1.1)%	1.7%	(0.4)%
Adjusted EBITDA margin	17.2%	14.8%	17.3%	14.8%

Adjusted pretax income (non-GAAP)	$123	$45	$251	$138
Provision for income taxes (GAAP)	(30)	(38)	(66)	(91)
Tax effect of non-GAAP adjustments	(3)	(4)	(6)	(12)
Adjusted net income (non-GAAP)	$89	$3	$179	$35
Diluted weighted average shares outstanding for calculating adjusted EPS[2]	235.9	238.2	237.5	237.0

Diluted earnings (loss) per share (GAAP)	$0.29	$(0.19)	$0.52	$(0.14)
Adjusted earnings per share (non-GAAP)	$0.38	$0.01	$0.75	$0.15

1 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

2 For the three and six months ended September 30, 2024, the computation of adjusted earnings (loss) per share (EPS) included certain securities that were dilutive to the calculation.

Reconciliation of cash flows from operations	Three Months Ended		Six Months Ended
to free cash flow and	September 30,		September 30,
adjusted free cash flow (in millions)	2025	2024	2025	2024
Cash flows from operating activities (GAAP)	$147	$149	$22	$101
Less: Net capital expenditures	(125)	(104)	(222)	(202)
Free cash flow (non-GAAP)	$22	$45	$(200)	$(100)
Plus: Transaction-related payments (benefits)	—	—	—	5
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	—	4	—	25
Plus: Significant litigation payments	—	6	—	10
Adjusted free cash flow (non-GAAP)	$22	$56	$(200)	$(60)

	Three Months Ended		Six Months Ended		Last Twelve Months Ended
	September 30,		September 30,		September 30,
Signings (in billions)	2025	2024	2025	2024	2025	2024
Signings[1]	$2.8	$5.6	$6.0	$8.7	$15.6	$16.0

[1]

The quarter ended September 30, 2024 included a $1.8 billion signing, the largest signing in Kyndryl’s history as an independent company. Signings for the three months ended September 30, 2025 decreased by 49%, and 50% in constant currency, compared to the three months ended September 30, 2024. Signings for the six months ended September 30, 2025 decreased by 31%, and 32% in constant currency, compared to the six months ended September 30, 2024. Signings for the twelve months ended September 30, 2025 decreased by 3%, and 2% in constant currency, compared to the twelve months ended September 30, 2024.